Exhibit 99.1

SYSCO Corporation                                     NEWS RELEASE
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390
                                                  FOR MORE INFORMATION
                                       CONTACT:   John Palizza
                                                  Assistant Treasurer
                                                  281-584-1308


           SYSCO BOOSTS EARNINGS 14% FOR SECOND QUARTER OF FISCAL 2002

     HOUSTON, January 16, 2002 -- SYSCO Corporation (NYSE: SYY), North America's largest foodservice marketer and distributor, today announced that earnings per share for the fiscal 2002 second quarter ended December 29, 2001 increased 14.3 percent to $0.24 compared to $0.21, on a diluted basis, for the same period last year. Sales for the quarter rose 5.7 percent, to $5.6 billion from $5.3 billion in the second quarter last year. Net earnings of $158.5 million represented a gain of 13.7 percent over the $139.4 million achieved in the second quarter of fiscal 2001.

     Diluted earnings per share for the first half of fiscal 2002 increased 14.3 percent to $0.48 compared to earnings per share of $0.42 for the first half of fiscal 2001. Sales for the first half of fiscal 2002 were $11.4 billion, a gain of 7.2 percent in comparison to sales of $10.7 billion for the comparable period in the previous year. Net earnings for the first six months of fiscal 2002 increased 13.8 percent to $322.5 million compared with $283.4 million for the year earlier period.

     Charles H. Cotros, SYSCO's chairman and chief executive officer, said, "A continued emphasis on the basics of our business, combined with the talent and commitment of all SYSCO employees, has enabled our company to achieve strong financial results while also undergirding the success of our customers. Historically, we have reinforced the premise that sales to our marketing associate-served customers, as well as the continued strength of SYSCO Brand product sales, are where we add value and where SYSCO maintains a competitive edge, especially in times of slower economic activity. Once again, this was evident in our second quarter, as both of these facets, in addition to continued leverage from our technology investments, contributed to our record performance in the quarter."

     Mr. Cotros went on to state that sales to marketing associate-served customers were 55.3 percent of broadline sales for the quarter compared to 53.6 percent last year. In addition, SYSCO Brand sales represented 55.7 percent of marketing associate-served sales for the quarter as opposed to 53.2 percent for the second quarter of fiscal 2001. Broadline sales for the quarter were $4.6 billion, 3.5 percent higher than last year.

     "We are particularly pleased with the sales growth of 6.5 percent in the marketing associate-served sales portion of the broadline segment of our business," Mr. Cotros continued. "After the events of September 11, we stressed that in difficult times like these, our marketing associates become even more important to our customers as they assist them with inventory and cost controls and help them create new avenues to succeed in their businesses. We were confident then, and remain confident now, that the strategies we have in place and the numerous value-added services we offer can help our customers operate their businesses more efficiently and successfully."

     Mr. Cotros continued, "Internal sales growth for the quarter was approximately 2.7 percent after eliminating the effects of 3.0 percent for acquisitions. For the first half of fiscal 2002, internal sales growth was about
4.0 percent, after excluding the 3.2 percent adjustment for acquisitions. Inflation was 2.0 percent for the quarter and 2.7 percent for the first half of fiscal 2002."

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     Mr. Cotros went on to discuss the performance of The SYGMA Network, SYSCO's chain restaurant distribution operation, as well as the performance of SYSCO's specialty companies.

     "SYGMA generated a 10.3 percent increase in sales to $657.4 million for the second quarter, as compared to $596.1 million in last year's second quarter. This is indicative of the overall gains quickservice operators experienced in the weeks and months following the events of September 11, and is also a testament to our ability to develop and maintain relationships with our valued chain restaurant customers.

     "As has widely been reported, many travel and resort destination cities experienced a considerable downturn in demand. Our specialty businesses which serve the hotels, theme parks and other travel-related industries in certain areas also were impacted. On the other hand, pockets of the country not dependent on such business reported continued growth, somewhat offsetting the weakness in tourism locations. We are seeing business in the major destination cities slowly increasing, which bodes well for all our companies, as well as our specialty meat, produce and hotel supply operations."

     Richard J. Schnieders, SYSCO's president and chief operating officer, remarked, "We continue to be enthusiastic about the prospects for this fiscal year and the overall growth of our industry, as recognized by our capital spending program, which is currently expected to be in the $400 - $425 million range for the fiscal year. Included in that figure are investments in the construction of the Columbia, South Carolina fold-out, which will open as planned by the end of February, and the Las Vegas, Nevada operation that is expected to be operational by the end of the summer. In addition," said Mr. Schnieders, "due diligence is ongoing on the recently announced purchase of the Canadian SERCA Food Service operations from Sobeys, and we expect the transaction to close either late in the third quarter or early in the final quarter of fiscal 2002.

     "In conclusion," Mr. Schnieders added, "we are encouraged by the trends that we see developing. Sales growth had strengthened in the latter part of the second quarter and there are indications that strength is carrying over into the third quarter. We are well-positioned to support our customers' needs."

     SYSCO is the largest foodservice marketing and distribution organization in North America. Generating sales of approximately $22.6 billion for calendar year 2001, the company provides products and services to about 370,000 customers, including restaurants, healthcare and educational institutions, lodging establishments and other foodservice operations. The SYSCO distribution network, supported by more than 43,000 employees, currently extends throughout the entire contiguous United States, Alaska and Hawaii as well as portions of Canada. For more information about SYSCO, visit the company's home page at www.sysco.com.

Forward-Looking Statements

     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding implementation and timing of "fold-out" operations and the SERCA acquisition, foodservice industry growth, sales trends, anticipated capital expenditures and increases in tourism related business. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic downturn; SYSCO's leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; and internal factors such as the ability to control expenses. In addition, the decision to pursue acquisitions and "fold-outs" could vary due to construction schedules and the timing of other expenditures, while the implementation and timing of "fold-out" operations, the SERCA acquisition and other acquisitions could be impacted by competitive conditions, labor issues, weather, satisfactory completion of due diligence, ability to obtain regulatory approvals and other matters. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 as filed with the Securities and Exchange Commission.

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The  comparative  financial data for the second quarter of fiscal years 2002 and
2001 are summarized below.

($000 omitted except for per share data)

                                              For the 13-Week Period Ended
                                      ------------------------------------------
                                      December 29, 2001      December 30, 2000
                                      -----------------      -----------------
Sales                                  $  5,590,966              $   5,290,530

Costs and expenses
    Cost of sales                         4,481,655                  4,250,987
    Operating expenses                      836,355                    795,674
    Interest expense                         16,513                     18,034
    Other, net                                 (290)                        46
                                      --------------             -------------
Total costs and expenses                  5,334,233                  5,064,741
                                      --------------             -------------

Earnings before income taxes                256,733                    225,789
Income taxes                                 98,200                     86,364
                                      --------------             -------------
Net earnings                           $    158,533               $    139,425
                                      ==============             =============

Basic earnings per share               $       0.24               $       0.21
                                      ==============             =============
Diluted earnings per share             $       0.24               $       0.21
                                      ==============             =============

Basic average shares outstanding        661,959,339                664,089,758
                                      ==============             =============
Diluted average shares outstanding      671,799,409                675,760,002
                                      ==============             =============


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The  comparative  financial data for the first 26 weeks of fiscal years 2002 and
2001 are summarized below.

($000 omitted except for per share data)

                                               For the 26-Week Period Ended
                                           -------------------------------------
                                           December 29, 2001   December 30, 2000
                                           -----------------   -----------------

Total sales                               $  11,419,644         $ 10,650,704

Costs and expenses
    Cost of sales                             9,165,272            8,573,771
    Operating expenses                        1,700,811            1,583,171
    Interest expense                             32,377               35,435
    Other, net                                   (1,059)                (587)
                                          --------------        -------------
Total costs and expenses                     10,897,401           10,191,790
                                          --------------        -------------

Earnings before income taxes                    522,243              458,914
Income taxes                                    199,758              175,535
    Net earnings                           $    322,485         $    283,379
                                           =============        =============

   Basic earnings per share                $       0.49         $       0.43
                                           =============        =============
   Diluted earnings per share              $       0.48         $       0.42
                                           =============        =============

Basic average shares outstanding            664,361,281           664,070,815
                                           =============        ==============
Diluted average shares outstanding          675,082,031           675,428,912
                                           =============        ==============


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